Exhibit 10.20

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into as of November 22, 2010 by and between Public Media Works, Inc., a Delaware corporation (the “Company”), and Gregory Waring (the “Employee”).

A. The Company desires to retain the Employee and the Employee desires to serve as the President and Chief Operating Officer of the Company.

B. The Employee is willing to be employed by the Company on the terms and subject to the conditions set forth in this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1. Positions and Duties.

1.1 Title. The Employee shall be employed by the Company as its President and Chief Operating Officer, and the Company agrees to employ and retain the Employee in such capacity. The Employee shall report to, and serve at the pleasure of, the Chief Executive Officer of the Company and the Company’s Board of Directors (the “Board”).

1.2 Duties. The Employee shall devote the majority of his business time, energy, and skill to the affairs of the Company and its subsidiaries to perform the duties required and necessary for a president and chief operating officer of a public company in the Company’s industry, and shall ensure that Employee’s other business, charitable or professional activities do not materially interfere with the Employee’s performance of services under this Agreement. Employee’s duties shall include the general duties described on Exhibit A. The duties of Employee may be changed upon written notice from the Company.

1.3 Term of Employment. The term of Employee’s employment pursuant to this Agreement shall be deemed to have commenced on November 22, 2010 (the “Effective Date”), and shall expire on November 22, 2011, unless renewed or extended by the agreement of the parties hereto, or terminated earlier as provided herein.

1.4 Hold Harmless; Employee Indemnification. The Company shall hold harmless and indemnify for the full extent permitted under the Company articles of incorporation, bylaws and at law for any claims against the Employee arising out of events occurring prior to Employee being appointed as an officer of the Company. The Employee shall be entitled to all rights to indemnification as a Company officer as provided under the laws of the State of Delaware, the Company’s Certificate of Incorporation, as amended, the Company’s Bylaws, and the Company’s insurance policies.

2. Terms of Employment.

2.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a) “Accrued Compensation” shall mean any accrued Total Compensation, any benefits under any plan of the Company in which the Employee is a participant to the full extent of Employee’s rights under such plans, any accrued vacation pay, and any appropriate business expenses incurred by the Employee in connection with the performance of Employee’s duties hereunder, all to the extent unpaid on the date of termination.

(b) “Base Salary” shall have the meaning set forth in Section 3.1 hereof.

(c) “Change of Control” shall mean the consummation of an acquisition, a merger or consolidation of the Company with or into another entity or any other corporate reorganization, if more than 50% of the combined voting power of the continuing or surviving entity’s securities outstanding immediately after such acquisition, merger, consolidation or other reorganization is owned by persons who in the aggregate owned less than 20% of the Company’s combined voting power represented by the Company’s outstanding securities immediately prior to such acquisition, merger, consolidation or other reorganization.

(d) “Death Termination” shall mean termination of the Employee’s employment because of the death of the Employee.

(e) “Disability Termination” means termination by the Company of the Employee’s employment by reason of the Employee’s incapacitation due to disability. The Employee shall be deemed to be incapacitated due to disability if at the end of any month the Employee is unable to perform substantially all of his or her duties under this Agreement in the normal and regular manner due to illness, injury or mental or physical incapacity, and has been unable so to perform for either (i) three consecutive full calendar months then ending, or (ii) 90 or more of the normal working days during the 12 consecutive full calendar months then ending. Nothing in this paragraph shall alter the Company’s obligations under applicable law, which may, in certain circumstances, result in the suspension or alteration of the foregoing time periods.

(f) “Termination For Cause” means termination by the Company of the Employee’s employment by reason of the Employee’s (i) dishonesty or fraud; (ii) gross negligence in the performance of his or her duties hereunder; (iii) material breach of this Agreement of the Employee NDA (the parties acknowledge and agree any violation of Section 3 (Noncompetition) of the Employee NDA is a material breach); (iv) intentional engagement in acts seriously detrimental to the Company’s operations; (v) conviction of a felony involving moral turpitude; or (vi) failure to comply with any lawful orders or directions of the Chief Executive Officer or Board that are not incompatible with his position with the Company or manifestly unreasonable or unethical, provided that the Chief Executive Officer or Board delivers to Employee a written notification specifying in sufficient detail such order or direction and the Employee has thirty (30) days within which to comply with such order or direction (or such reasonably shorter period of time if such ordered or directed task by its nature requires completion in less than thirty (30) days)).

(g) “Termination Other Than For Cause” means termination by the Company of the Employee’s employment for any reason other than as specified in Sections 2.1(c), (d), (e) or (i) hereof.

(h) “Total Compensation” shall mean the Employee’s Base Salary (as defined in Section 3.1).

(i) “Voluntary Termination” means termination of the Employee’s employment by the voluntary action of the Employee other than by reason of a Disability Termination or a Death Termination.

2.2 Termination For Cause. The Company shall have the right to effect a Termination For Cause as provide in Section 2.1(f). Upon Termination For Cause, the Company shall pay the Employee Accrued Compensation, if any.

2.3 Termination Other Than For Cause; Expiration. The Company shall have the right to effect a Termination Other Than For Cause upon thirty (30) days prior notice to the Employee. In the event of a Termination Other Than For Cause before the expiration of the Employment Agreement, the Company shall pay the Employee all Accrued Compensation, if any.

2.4 Disability Termination. The Company shall have the right to effect a Disability Termination by giving written notice thereof to the Employee. Upon Disability Termination, the Company shall pay the Employee all Accrued Compensation, if any.

2.5 Death Termination. In the event of the Employee’s death during the term of this Agreement, the Employee’s employment shall be deemed to have terminated as of the last day of the month during which his or her death occurs, and the Company shall promptly pay to the Employee’s estate Accrued Compensation, if any.

2.6 Voluntary Termination. Employee shall have the right to effect a Voluntary Termination by giving at least 30 days advance written notice to the Company (and the Company shall have the right in such case to immediately terminate the Employee’s employment). Following the effective date of a Voluntary Termination, the Company shall pay the Employee Accrued Compensation, if any.

3. Compensation and Benefits.

3.1 Base Salary. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of Section 2 of this Agreement, the Company shall pay the Employee (i) a “Base Salary” at the rate of $10,000 per month (equivalent to $120,000 per year); and (ii) $100 per kiosk per month for every kiosk in operation under the Company’s Collaboration Agreement dated November 8, 2010 (the “Collaboration Agreement”) with Signifi Solutions Inc. and Spot Venture Distribution, up to a total of 50 kiosks for an additional $5,000 per month. At such time as more than 50 kiosks are operational under the Collaboration Agreement, Employee shall be paid an additional $100 per month for each additional kiosk over 50 kiosks up to an amount equal to the amount of additional compensation

Employee would have received had Employee been paid an additional $5,000 per month from the Effective Date (for example, if the first month results in a total of $1,500 of additional compensation, then Employee would be eligible to receive up to an additional $3,500 in shortfall compensation for that month once more than 50 kiosks are operational, with each additional kiosk resulting in $100 of compensation towards the shortfall). The Base Salary shall be payable to Employee on the Company’s normal payroll schedule.

3.2 Equity Compensation. As payment for the services to be rendered by the Employee as provided in Section 1 and subject to the provisions of this Agreement, the Company shall issue to Employee 250,000 shares of Company common stock (the “Shares”) which are subject to the following provisions:

(a) Repurchase Right. The Company (or its assignees) is hereby granted the right (the “Repurchase Right”) exercisable at any time during the sixty (60) day period following the date of the termination of Employee’s employment with the Company for any reason, to repurchase, at $.01 per share (the “Repurchase Price”) all or (at the discretion of the Company) any portion of the Shares in which Employee has not acquired a vested interest in accordance with the vesting provisions of Section 3.2(c) below (such shares to be hereinafter called the “Unvested Shares”).

(b) Exercise of Repurchase Right. The Repurchase Right shall be exercisable by written notice delivered to Employee prior to the expiration of the applicable sixty (60) day period specified in Section 3.2(a). The notice shall indicate the number of Unvested Shares to be repurchased and the date on which the repurchase is to be effected, such date to be not more than thirty (30) days after the date of notice. Employee shall, prior to the close of business on the date specified for the repurchase, deliver to the Company’s Secretary the certificates representing the Unvested Shares to be repurchased, each certificate to be properly endorsed for transfer, and Employee shall cease to have any further rights or claims with respect to such Unvested Shares (or other assets or securities attributable to such Unvested Shares). Subject to the provisions of Section 3.2(g), the Company shall, concurrently with the receipt of such stock certificates, pay to Employee in cash or cash equivalents, an amount equal to the per Repurchase Price for the Unvested Shares which are to be repurchased.

(c) Termination of the Repurchase Right. The Repurchase Right shall terminate with respect to any Unvested Shares for which it is not timely exercised under Section 3.2(a). In addition, the Repurchase Right as to the Unvested Shares shall terminate, and cease to be exercisable, in accordance with the following provisions:

Commencing December 22, 2010 and for each month for the 11 months thereafter during the term of this Agreement, Employee shall acquire a vested interest in, and the Repurchase Right shall lapse, with respect to 12 monthly increments of 20,833.33 of the Unvested Shares provided, however, in the event of a Change of Control, the Repurchase Right shall terminate with respect to all Unvested Shares as of the date of the consummation of the Change of Control transaction.

(d) Restriction on Transfer. Employee shall not transfer, assign, encumber or otherwise dispose of any of the Shares that are subject to the Company’s Repurchase Right in this Agreement.

(e) Section 83(b) Election. Employee understands that under Section 83 of the Internal Revenue Code of 1986, as amended (the “Code”), the excess of the Shares’ fair market value on the date any forfeiture restrictions applicable to such shares lapse over the purchase price for such Shares will be reportable as ordinary income on such lapse date. For this purpose, the term “forfeiture restrictions” includes the Company’s right to repurchase the Shares under the Repurchase Right (as defined) provided under this Agreement. Employee understands that he may elect under Section 83(b) of the Code to be taxed at the time the Shares are acquired hereunder, rather than when and as such Shares cease to be subject to such forfeiture restrictions.

(f) Section 83(b) Election Acknowledgment. EMPLOYEE ACKNOWLEDGES THAT IT IS HIS SOLE RESPONSIBILITY, AND NOT THE COMPANY’S, TO FILE A TIMELY ELECTION UNDER SECTION 83(b), EVEN IF EMPLOYEE REQUESTS THE COMPANY OR ITS REPRESENTATIVES TO MAKE THIS FILING ON HIS BEHALF.

(g) Impairment of Capital. Each party agrees that the Company’s ability to exercise its Repurchase Right hereunder shall not be prevented by any statutory requirement regarding the capital resources of the Company, and if the Company should not be permitted to make such repurchase because its capital is deemed to be impaired under Delaware law or otherwise, then such Unvested Shares that the Company elects to repurchase shall be transferred to the Company by Employee without any obligation for Company payment.

(h) Employee Acknowledgment re Shares. Employee acknowledges and agrees that the Shares to be issued hereunder are characterized as “restricted securities” under the Securities Act of 1933 (as amended and together with the rules and regulations promulgated thereunder, the “Securities Act”) and that, under the Securities Act and applicable regulations thereunder, such securities may not be resold, pledged or otherwise transferred without registration under the Securities Act or an exemption therefrom. Employee acknowledges and agrees that (i) the Shares are being issued in a transaction not involving any public offering in the United States within the meaning of the Securities Act, and the Shares have not yet been registered under the Securities Act, (ii) the Shares may be offered, resold, pledged or otherwise transferred only in a transaction registered under the Securities Act, or meeting the requirements of Rule 144, or in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests) and in accordance with any applicable securities laws of any State of the United States or any other applicable jurisdiction, and (iii) the Shares shall bear a legend indicating their restricted nature.

3.3 Stock Options. Employee shall also be granted options to purchase up to 250,000 shares of Company Common Stock, subject to the vesting, expiration and exercise prices set forth in the Nonstatutory Option Agreement (the “Option Agreement”) between the Company and Employee dated November 22, 2010.

3.4 Fringe Benefits.

(a) Fringe Benefits. The Employee shall not be eligible to participate in any of the Company’s benefit plans as are now generally available or later made generally available to senior officers of the Company, including, without limitation, medical, dental, life, and disability insurance plans, if any.

(b) Expense Reimbursement. The Company agrees to reimburse the Employee for all reasonable, ordinary and necessary travel and entertainment expenses incurred by the Employee in conjunction with Employee’s services to the Company consistent with the Company’s standard reimbursement policies. The Company shall pay travel costs incurred by the Employee in conjunction with his or her services to the Company consistent with the Company’s standard travel policy.

(c) Vacation. The Employee shall be entitled, without loss of compensation, to four (4) weeks of vacation per year. Unused vacation may be accrued by the Employee up to a maximum of four (4) weeks, when it will cease accruing until the Employee reduces the accrued, unused amount through use of vacation time. The Company acknowledges the following dates during which Employee will be unavailable due to prior personal commitments: December 21 to 28, 2010; January 14 to 21, 2011 and March 14 to 18, 2011.

3.5 Code Section 409A; Employee Taxes.

(a) To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A of the Code (together with Department of Treasury regulations and other official guidance issued thereunder, “Section 409A”). Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines in good faith that any compensation or benefits payable under this Agreement may not be either exempt from or compliant with Section 409A, the Company shall consult with Employee and, subject to the written consent of Employee, adopt such amendments to this Agreement or adopt other policies or procedures (including amendments, policies and procedures with retroactive effect), or take any other commercially reasonable actions necessary or appropriate to (i) preserve the intended tax treatment of the compensation and benefits payable hereunder, to preserve the economic benefits of such compensation and benefits, and/or to avoid less favorable accounting or tax consequences for the Company and/or (ii) to exempt the compensation and benefits payable hereunder from Section 409A or to comply with the requirements of Section 409A and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 3.5(a) does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments, policies or procedures or to take any other such actions or to indemnify Employee for any failure to do so.

(b) Notwithstanding anything herein to the contrary, Employee acknowledges and agrees that in the event that any tax is imposed under Section 409A in respect to any compensation or benefits payable to Employee, whether under this Agreement or otherwise, then (i) the payment of such tax shall be solely Employee’s responsibility, and (ii) neither the

Company, or their subsidiaries or affiliates, nor any of their respective past or present directors, officers, employees or agents shall have any liability for any such tax.

(c) Employee shall be solely responsible for the payment of all state and federal income tax related to his compensation under this Agreement and the Option Agreement.

4. Proprietary Information. The Employee shall as of the Effective Date or promptly thereafter execute and deliver to the Company the Company Employee Confidential Information and Inventions Agreement (the “Employee NDA”).

5. Miscellaneous.

5.1 Waiver. The waiver of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

5.2 Notices. All notices and other communications under this Agreement shall be in writing and shall be given by personal or courier delivery, facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given upon receipt if personally delivered or delivered by courier, on the date of transmission if transmitted by facsimile, or three days after mailing if mailed, to the addresses of the Company and the Employee contained in the records of the Company at the time of such notice. Any party may Change such party’s address for notices by notice duly given pursuant to this Section 5.2.

5.3 Headings. The section headings used in this Agreement are intended for convenience of reference and shall not by themselves determine the construction or interpretation of any provision of this Agreement.

5.4 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts entered into and wholly to be performed within the State of California by California residents.

5.5 Survival of Obligations. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors, and assigns of the parties; provided, however, that except as herein expressly provided, this Agreement shall not be assignable either by the Company (except to an affiliate or successor of the Company) or by the Employee without the prior written consent of the other party.

5.6 Counterparts. This Agreement may be executed in one or more counterparts and delivered by facsimile or PDF/electronic transmission, all of which taken together shall constitute one and the same Agreement.

5.7 Withholding. All sums payable to the Employee hereunder shall be reduced by all federal, state, local, and other withholdings and similar taxes and payments required by applicable law.

5.8 Enforcement. If any portion of this Agreement is determined to be invalid or unenforceable, such portion shall be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder shall be enforced to the maximum extent possible.

5.9 Entire Agreement; Modifications. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof. All modifications to the Agreement must be in writing and signed by each of the parties hereto.

5.10 Arbitration. Any controversy or claim arising out of or relating to this Agreement (whether in contract or tort, or both) shall be determined by binding arbitration in Sausalito, California, in accordance with the commercial arbitration rules of the American Arbitration Association, by a panel of three arbitrators, one chosen by each of the parties and the third by the two so chosen. If the two arbitrators cannot agree on a third, then the third shall be appointed in accordance with such rules. The prevailing party in any arbitration proceeding shall be awarded reasonable attorneys fees and costs of the proceedings. The arbitration award shall be final, and may be entered in and enforced by any court having jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date set forth in the first paragraph.

PUBLIC MEDIA WORKS, INC.

By:	/s/ Martin W. Greenwald
Martin W. Greenwald, CEO

EMPLOYEE

/s/ Gregory Waring
Gregory Waring

Address For Notice:

Gregory Waring 1131B 10th Ave. E Seattle, WA 98102

EXHIBIT A

Responsibilities of Employee:

Employee will be responsible for all aspects of the operations of the Company and its subsidiaries relating to the placement, procurement and operations of DVD kiosks, including customer value proposition and development, branding, site identification and site acquisition, and the identification, due diligence and negotiation of any potential acquisitions which may be made by the Company. Employee will also manage a team to support this function, and his duties will include assisting the Company with identifying and hiring that team.

Time Commitment:

Employee’s duties will include the requirement to be on site at the Company’s headquarters for an average of 3 days per week over the term of the Agreement, and a minimum average of one additional day per week spent working remotely for a total minimum commitment of 4 days per week.